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                                                                    EXHIBIT 99.1









NEWS RELEASE                                              FOR RELEASE 6 A.M. EST
CONTACTS:                                                 FEB. 14, 2005
Buzz Brenkert, Investors, (513) 345-1525
Lori Dorer, Media, (513) 345-1685

      KENDLE REPORTS FINANCIAL RESULTS AND RECORD BUSINESS AUTHORIZATIONS
                      FOR FOURTH QUARTER AND YEAR END 2004

          - New business awards increase to $250 million for the year, an increase of 33 percent over 2003

          - 2004 EPS grows to $0.27 per share

          - Net service revenues for 2004 up 11 percent to $172.9 million

          - Operating margin improves to 7.9 percent for fourth quarter

          - Cash flow from operations strong at $12.1 million for the quarter


CINCINNATI, Feb. 14, 2005 -- Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported fourth quarter and year-end 2004 financial results.

Net service revenues for fourth quarter 2004 were $48.0 million, an increase of almost 20% over net service revenues of $40.1 million for fourth quarter 2003. Net service revenues for the year ended Dec. 31, 2004 were $172.9 million, up over 10% from net service revenues of $156.2 million for the year ended Dec. 31, 2003. Earnings per share of $0.16 for the fourth quarter represents a 300% improvement over the $0.04 per share reported for the fourth quarter 2003. For the full year, earnings per share of $0.27 for 2004 compares favorably to last year's loss of $0.13 per share.

Income from operations for fourth quarter 2004 was approximately $3.8 million, or 7.9 percent of net service revenues, compared to income from operations of approximately $2.1 million in fourth quarter 2003. Net income for the quarter was approximately $2.1 million, or $0.16 per diluted share, compared to net income of $513,000, or $0.04 per share, in fourth quarter 2003.

Income from operations for the year ended Dec. 31, 2004 was approximately $6.7 million, or 3.9 percent of net service revenues, compared to income from operations of approximately $2.2 million in 2003. The operating results include a charge of approximately $302,000 in 2004 for severance costs related to a workforce realignment plan and a similar charge of approximately $1.5 million in 2003. Net income for 2004 was approximately $3.6 million, or $0.27 per diluted share, compared to a loss of $1.7 million, or $0.13 per share, in 2003. Net income for the year ended Dec. 31, 2004 includes gains of approximately $597,000 due to the partial early extinguishment of debt. The net loss for the year ended Dec. 31, 2003 includes gains on debt extinguishment of approximately $558,000 and a $405,000 impairment charge to reduce to zero the value of the Company's investment in KendleWits.

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New business awards were $70 million for fourth quarter 2004. Contract cancellations for the quarter were $7 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled an all-time Company high of $240 million at Dec. 31, 2004, compared to $186 million at Dec. 31, 2003.

"Kendle delivered continued financial improvement and strong revenue and earnings growth for the fourth quarter," said Candace Kendle, PharmD, Chairman and CEO. She continued, "During 2004, we increased sales to more than double the reported sector growth rate, made significant inroads into high-growth therapeutic areas such as oncology and CNS, and expanded our sales of large-scale global drug development programs. We are pleased with our progress and look forward to a strong 2005."

Net service revenues by geographic region for the fourth quarter were 55 percent in North America, 41 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 41 percent of net service revenues for fourth quarter 2004 compared to 49 percent of net service revenues for fourth quarter 2003.

Reimbursable out-of-pocket revenues and expenses were $11.2 million for fourth quarter 2004 compared to $14.8 million in the same quarter a year ago.

Cash flow from operations for the quarter was a positive $12.1 million. Cash and marketable securities totaled $28.9 million, including $971,000 of restricted cash, and bank borrowings totaled $7.2 million at Dec. 31, 2004. Days sales outstanding in accounts receivable were 47 and capital expenditures for fourth quarter 2004 totaled $1.9 million.

Net service revenues by geographic region for the year ended Dec. 31, 2004 were 59 percent in North America, 37 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 39 percent of net service revenues for the year ended Dec. 31, 2004 compared to 47 percent of net service revenues for the year ended Dec. 31, 2003.

Reimbursable out-of-pocket revenues and expenses were $43.0 million for the year ended Dec. 31, 2004 compared to $53.4 million in the same period a year ago.

Cash flow from operations for the year ended Dec. 31, 2004 was $7.9 million. Capital expenditures for the year totaled $5.3 million.

Kendle will host its year-end 2004 conference call Feb. 14, 2005, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 14, 2005.

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ABOUT KENDLE

Kendle International Inc. (Nasdaq: KNDL) is among the world's leading global clinical research organizations. We deliver innovative and robust clinical development solutions -- from first-in-man studies through market launch and surveillance -- to help the world's biopharmaceutical companies maximize product life cycles and grow market share. With headquarters in Cincinnati, Ohio, and more than 1,700 associates worldwide, Kendle has conducted clinical trials or provided regulatory and validation services in more than 60 countries. Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Feb. 14, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                           Three Months Ended        Twelve Months Ended
                                                               December 31                December 31,
                                                        -----------------------     -----------------------
                                                           2004          2003         2004          2003
                                                        ---------     ---------     ---------     ---------

Net service revenues                                      $47,965       $40,120      $172,888      $156,221
Reimbursable out-of-pocket revenues                        11,206        14,794        42,980        53,436
                                                        ---------     ---------     ---------     ---------
Total revenues                                             59,171        54,914       215,868       209,657
                                                        ---------     ---------     ---------     ---------

Costs and expenses:
  Direct costs                                             25,633        22,560        96,909        91,133
  Reimbursable out-of-pocket costs                         11,206        14,794        42,980        53,436
  Selling, general and administrative expenses             16,157        13,080        59,797        52,402
  Depreciation and amortization                             2,369         2,401         9,175         9,057
  Severance costs                                             -              (5)          302         1,468
                                                        ---------     ---------     ---------     ---------
  Total costs and expenses                                 55,365        52,830       209,163       207,496
                                                        ---------     ---------     ---------     ---------

Income from operations                                      3,806         2,084         6,705         2,161

Other income (expense):
  Interest expense                                           (203)         (240)         (776)       (1,039)
  Interest income                                             135            68           400           334
  Other                                                      (649)         (139)         (873)         (725)
  Investment impairment                                       -             -             -            (405)
  Gain on debt extinguishment                                 -             -             597           558
                                                        ---------     ---------     ---------     ---------

Income before income taxes                                  3,089         1,773         6,053           884

Income taxes                                                1,001         1,260         2,481         2,574
                                                        ---------     ---------     ---------     ---------


Net income (loss)                                          $2,088          $513        $3,572       ($1,690)
                                                        =========     =========     =========     =========

Income (loss) per share data:
Basic:

      Net income (loss) per share                           $0.16         $0.04         $0.27        ($0.13)
                                                        =========     =========     =========     =========

      Weighted average shares outstanding                  13,240        13,060        13,166        12,973

Diluted:

      Net income (loss) per share                           $0.16         $0.04         $0.27        ($0.13)
                                                        =========     =========     =========     =========

      Weighted average shares outstanding                  13,522        13,263        13,391        12,973

Pro forma:

      Pro forma net income (loss) per diluted share:        $0.16         $0.04         $0.25        ($0.05)
                                                        =========     =========     =========     =========


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                           Kendle International Inc.
                  Reconciliation of GAAP EPS to Pro forma EPS
                                  (Unaudited)





                                                      Three Months Ended                         Twelve Months Ended
                                                         December 31,                                December 31,
                                              ----------------------------------         ------------------------------------
                                                 2004                     2003               2004                     2003
                                              -------------            ---------         -------------              ---------


GAAP net income (loss) per share                 $0.16                    $0.04              $0.27                  ($0.13)

  Severance costs                                  -                        -                 0.01                    0.08
  Investment impairment                            -                        -                  -                      0.03
  Gain on debt extinguishment                      -                        -                (0.03)                  (0.03)




                                              -------------            ---------         -------------             ----------
Pro forma net income (loss) per diluted share    $0.16                    $0.04               $0.25                  ($0.05)
                                              =============            =========         =============             ==========




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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)



                                       December 31, 2004       December 31, 2003
                                       -----------------       -----------------

Cash, cash equivalents and
  marketable securities (including
  restricted cash)                         $ 28,907                 $ 32,408

Net Receivables                              31,100                   20,330

Total assets                                162,680                  154,415

Bank borrowings                               7,203                    9,750

Shareholders' equity                        102,775                   96,369
